Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, indicated by "*" marks, have been separately filed with the Commission.
                                                                   EXHIBIT 10.10

June 4, 1996

PERSONAL AND CONFIDENTIAL

Mr. John S. Rothschild
2733 Lincoln Street
Evanston, Illinois  60201

Dear John:

I am very pleased with the prospect of having you join Lamalie Amrop International as the Managing Partner in our Chicago office. In follow-up to our recent conversation, following are the principal details of our offer of employment which we would like for you to review. For your information, every element of this offer of employment has received the full approval and support of Lamalie's Board of Directors.

1. In your job as Managing Partner, you will be responsible for developing business and client relationships, managing and conducting executive search assignments, and growing our presence and capabilities through recruitment and mentoring activities.

2. Upon your agreement to become Lamalie's Managing Partner in its Chicago office, you will be paid a lump sum $****** sign-on bonus within thirty
        (30) calendar days of that agreement.

3. Your starting base salary will be at the rate of $****** per year. You will also participate in the Managing Partners' compensation plan. A copy of this plan including a discussion of the role definition for Managing Partners is included with this letter.

4. Although the terms of this offer letter should not be construed as a guaranteed employment contract for any specified term, Lamalie Amrop International hereby guarantees that commencing with your starting date you will be paid at the minimum annualized rate of $****** per year for the next two (2) years, and at the minimum annualized rate of $****** for year three ("guaranteed minimum earnings") unless during that three-year period: (1) you voluntarily terminate your employment with Lamalie Amrop International; (2) you are unable to work because of death or "disability" in which case all earnings described in this letter that have accrued by the date of your death or disability will be paid to you or your estate, as applicable(1) or (3) your employment is terminated involuntarily for "cause."(2) earnings will be based upon a combination of base salary, Managing Partner incentive bonus,

Mr. John S. Rothschild
June 4, 1996
Page Two


        profit-sharing contribution and earnings on your investment in the common stock of Lamalie Amrop International. We can be flexible to your cash flow requirements with respect to the periodic distribution of the guaranteed minimum earnings discussed above. In order to provide the above guarantee, however, Lamalie reserves the right, at its option, to change the nature and scope of your responsibilities, provided, however, that no relocation be required by Lamalie.

5. You will be eligible to participate in Lamalie's equity ownership program with an initial purchase of *** shares. This purchase will be in full accordance with the terms of the subscription agreement which will be provided to you by Jack Wissman. Future opportunities to purchase stock are based upon sustained performance and overall contribution to the firm and are awarded by the Board of Directors. Arrangements can be made to access a company-sponsored credit facility with an independent lender to fund your stock purchase. Specific details of these arrangements can also be discussed with Jack Wissman.

6. You will be eligible to participate in the firm's deferred profit-sharing plan. In every year since the plan's inception, the company has targeted a maximum *** percent contribution. Business conditions will, of course, enter into the final contribution determination. A copy of the summary plan description will be forwarded to you by our Accounting Department.

7. You will also be eligible to participate in the firm's deferred compensation program with an initial entry date of January 1, 1997. Our deferred compensation program is managed by the benefits consulting firm of Hefner & Associates, based in Richardson, Texas. At your convenience, we will arrange for you to meet with representatives of Hefner & Associates to review the specific elements of our program.

8. You will also be eligible to participate in the company insurance and benefit plans which are paid for in full by Lamalie Amrop International. We will forward under separate cover a copy of the various insurance and benefit plans together with the respective enrollment data.


------------------------------

        1/ The term "disability" shall be viewed as the failure or inability to regularly perform your duties for a period exceeding ninety (90) days or any ongoing disability which may adversely affect your ability to devote your full-time efforts to the job.

        2/ The term "cause" shall be viewed as the failure or refusal to make a good faith effort to carry out, in a reasonable manner, the responsibilities as set forth in paragraph 1 in this letter; excessive use of alcohol or drug abuse; or conduct of an immoral, illegal, or criminal nature as to render continued employment incompatible with the best interests of Lamalie Amrop International. It is understood and agreed that Lamalie shall exercise good faith in the application of this provision.

Mr. John S. Rothschild
June 4, 1996
Page Three



9. As Managing Partner of the Chicago office, you will participate on the firm's Operations Committee.

10. We will assume the monthly dues for one business/luncheon club membership. In addition, we will assume the initiation fees and annual membership dues for one North Shore country club selected at your discretion. For your information, we will attempt to recover all or a portion of these expenditures from clients over time on a best efforts basis.

While it is our sincere hope and belief that our relationship will be a long one, Lamalie Amrop International does not offer employment on a fixed-term basis, and the representations in this letter and from our meetings with you should not be construed in any manner as a proposed contract of any fixed term.

I am very enthusiastic about having you with us at Lamalie Amrop International. I am confident that you will find the personal and professional satisfaction that you are seeking.

Also, I am convinced that you will, in many ways, significantly contribute to our goal of building our organization into the best worldwide executive search consulting firm. If you have any questions, or if there is anything I have overlooked, please call me.

Again, we are looking forward to having you as part of our organization and look forward to your joining us as soon as possible.

Sincerely,



Robert L. Pearson
President and Chief Executive Officer

Enclosure

cc:     Jack P. Wissman

Mr. John S. Rothschild
June 4, 1996
Page Four

ACKNOWLEDGMENT AND ACCEPTANCE:

I hereby accept employment with Lamalie Amrop International based on the conditions described in this offer letter. It is understood that this letter sets forth the entire understanding between the parties, and it may not be modified, changed, or amended except by a written agreement signed by the parties.



---------------    --------------------------------------------
      Date                         Signature


----------------------